UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 11, 2008

Analogic Corporation
(Exact name of registrant as specified in its charter)

Massachusetts	0-6715	04-2454372
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8 Centennial Drive, Peabody, Massachusetts	01960
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	978-326-4000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 11, 2008, Analogic Corporation (the “Company”) adopted the Analogic Corporation Nonqualified Deferred Compensation Plan (the “Plan”), which will become effective September 1, 2008. The Plan administrator will be an administrative committee appointed by the Company’s Board of Directors. The Plan is for the benefit of a select group of the Company’s management or highly compensated employees, which group includes the Company’s executive officers. It is an unfunded arrangement and is intended to be exempt from the participation, vesting, funding, and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended, and to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

The Plan is designed to allow participants to defer a percentage of their earned income, including up to a maximum of 25% of base salary and 100% of bonuses and performance-based compensation, subject to certain specified limitations set forth in the Plan. Amounts deferred by each participant are credited to a bookkeeping account maintained in the name of that participant. For each plan year, a participant may establish one or more sub-account(s) by making such a designation on his or her deferral election for that plan year. A participant may direct that his or her sub-accounts to be valued as if they were invested in one or more of the investment funds selected by the Company in multiples of one percent (1%).

In each plan year, the Company will credit to the account of each participant who makes deferrals under the Plan and who is eligible for and is receiving the maximum matching contribution allowed by law in the Company’s qualified 401(k) plan for that plan year, a matching contribution in an amount equal to one-hundred percent (100%) of the deferrals contributed by the participant up to a maximum of four percent (4%) of the participant’s compensation, less the matching contribution made to the Company’s qualified 401(k) plan on behalf of the participant. Under the Plan, the Company has the right to make discretionary contributions to some or all participants’ accounts in such amount and in such manner as may be determined by the Company.

The form and timing of distributions will be based on the designations made by participants on their deferral elections, including designating the form in which payments shall be made from the choices available under the Plan. Distributions may be made in a single lump sum, or in annual installments as provided in the Plan. Payments, in any case, will be made in a single lump sum if the value of a participant’s account or a sub-account is $25,000 or less at the time of a distribution event or at the time of a scheduled installment payment. No acceleration of the distributions under the Plan shall occur except as permitted under both the Plan and Section 409A.

The Company may, at any time, in its sole discretion, terminate the Plan or amend or modify the Plan, in whole or in part, except that no such termination, amendment or modification shall have any retroactive effect to reduce any amounts allocated to a participant’s accounts, and provided that such amendment or modification complies with Section 409A and regulations thereunder.

A copy of the Plan is filed with this Current Report on Form 8-K as Exhibit No. 10.1.

Item 7.01 Regulation FD Disclosure

The Company announced on August 11, 2008 that the Company’s Board of Directors intends to present a proposal for director majority voting for approval by the Company’s stockholders. The proposal will be included in the proxy for the Company’s 2009 annual stockholders meeting. If the proposal is approved, the Company’s Articles of Organization and By-laws will be amended to require that a director standing for election in an uncontested election receive the affirmative vote of a majority the votes cast in his or her election. Subject to approval of this amendment, the Board also adopted a director resignation policy. In the case of an uncontested election, an incumbent director who does not receive a majority affirmative vote would be required to tender his or her resignation. The resignation would be considered by the Nominating and Corporate Governance Committee and acted upon by the Board of Directors within ninety (90) days of the election.

The Registrant issued a press release on August 11, 2008 with respect to this proposal for director majority voting, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Analogic Corporation Nonqualified Deferred Compensation Plan
99.1	Press Release dated August 11, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Analogic Corporation

August 13, 2008	By:	/s/ Bruce G. Garr
Name: Bruce G. Garr
Title: Assistant General Counsel and Assistant Secretary

Exhibit Index

Exhibit No.	Description
10.1	Analogic Corporation Nonqualified Deferred Compensation Plan
99.1	Press Release dated August 11, 2008